UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) October 20, 2015

BLUE EARTH, INC.

(Exact Name of Registrant as Specified in Its Charter)

NEVADA

(State or Other Jurisdiction of Incorporation)

333-148346	98-0531496
(Commission File Number)	(IRS Employer Identification No.)

2298 Horizon Ridge Parkway, Suite 205

Henderson, NV 89052

(Address of Principal Executive Offices) (Zip Code)

(702) 263-1808

(Registrant's Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 8.01  Other Events.

On October 20, 2015, Blue Earth entered into Amendment No. 1 to Securities Purchase Agreement (the “SPA”) with each of two institutional accredited investors (the “Purchasers”) who purchased 8,000,000 shares of common stock at $0.50 per share on October 20, 2015.  The Company previously filed a Form 8-K on October 19, 2015 disclosing the terms of the SPA, including 8,000,000 shares issuable under Series A warrants exercisable at $0.83 per share and 7,967,211 shares issuable under Series B warrants exercisable at $0.50 per share pursuant to the over-allotment option.

Under Amendment No. 1, an aggregate of 2,000,000 Series C warrants exercisable at $0.65 per share were to be issued to the Purchasers and would vest only in the event the Purchasers were able to sell or transfer all 8,000,000 shares of common stock included in the units, at a price of at least $0.65 per share by 4:00 P.M. (EST) on October 23, 2015, which deadline the parties agreed to extend.  In the event the Series C warrants are vested, then all Series A warrants and Series B warrants would not vest and shall be forfeited.

On October 23, 2015, the two Purchasers agreed to sell to the Company all of the 8,000,000 shares purchased on October 20, 2015 (less 357,420 that had already been sold), at $0.55 per share which was reduced from $0.65 as set forth in Amendment No. 1.  The Purchasers will also forfeit all rights under the SPA to:  (A) participate in up to 50% of all financings by the Company for a one-year period, and (B) prohibit the Company from effecting any equity issuances within sixty (60) days from the Closing.

Pursuant to the terms of Amendment No. 1, the Purchasers will forfeit all rights to the 8,000,000 Series A warrants and the 7,967,211 Series B warrants described above.  In consideration of the Company’s repurchase of 7,642,580 shares of common stock and the termination of 15,967,211 warrants, the Company will increase the number of Series C warrants issuable under Amendment No. 1 from an aggregate of 2,000,000 shares to 3,000,000 shares exercisable at $0.55 per share for five (5) years.  Completion of the October 23, 2015 repurchase of the securities is conditioned upon execution of Amendment No. 2 to the SPA.

Item 9.01  Financial Statements and Exhibits.

(a) EXHIBITS

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 26, 2015	BLUE EARTH, INC.

By: /s/ G. Robert Powell
Name: G. Robert Powell
Title: Chief Executive Officer

3